Exhibit 99

ShopNBC Monetizes Illiquid Auction Rate Securities

MINNEAPOLIS, MN — (MARKETWIRE) — 07/10/2009 — ShopNBC (NASDAQ: VVTV), the premium lifestyle brand in electronic retailing, today announced it has monetized its portfolio of auction rate securities for $19.4 million in cash. The company’s auction rate securities portfolio had a carrying value of $15.7 million and the sale resulted in a non-operating gain of $3.7 million. The company stated it is pleased to have monetized these securities and strengthened its balance sheet.

About ShopNBC

ShopNBC is a multi-channel electronic retailer operating with a premium lifestyle brand. The shopping network reaches 73 million homes in the United States via cable affiliates and satellite: DISH Network channels 134 and 228; DIRECTV channel 316. http://www.ShopNBC.com is recognized as a top e-commerce site. ShopNBC is owned and operated by ValueVision Media (NASDAQ: VVTV).

Forward-Looking Information

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are accordingly subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable distribution for the Company’s programming and the fees associated therewith; the success of the Company’s e-commerce and rebranding initiatives; the performance of its equity investments; the success of its strategic alliances and relationships; the ability of the Company to manage its operating expenses successfully; risks associated with acquisitions; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the Company’s operations; and the ability of the Company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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Contacts:
Frank Elsenbast
Chief Financial Officer
952-943-6262

Anthony Giombetti
Media Relations
612-308-1190